Exhibit 21.1

List of Subsidiaries of PSS World Medical, Inc.

Name of Domestic Subsidiary	State of Formation	(Names under which Subsidiary conducts business)
Gulf South Medical Supply, Inc.	Delaware

Physician Sales & Service, Inc.	Florida

Physician Sales & Service Limited Partnership	Florida

PSS Holding, Inc.	Florida

PSS Service, Inc.	Florida

ThriftyMed, Inc.	Florida

WorldMed Shared Services, Inc.	Florida	PSS World Medical Shared Services, Inc.

Gulf South Medical Shared Services, Inc.

Proclaim, Inc.	Tennessee

Ancillary Management Solutions, Inc.	Tennessee

Cascade Medical Supply, Inc.	Washington

PSS Global Holdings	Bermuda

PSS Global Sourcing CBT	China

PSS China Sourcing Limited – Shanghai Representative Office	China

PSS Global Sourcing Hong Kong Limited	Hong Kong

PSS HK1 Limited	Hong Kong

PSS Global Sourcing Limited	Hong Kong

PSS China Sourcing Limited	Hong Kong

PSS Southeast Asia Limited	Malaysia

PSS Global Sourcing Limited	Thailand

Linear Holdings, LLC	Delaware

Linear Medical Solutions, LLC	Delaware

ClaimOne, LLC	Delaware

Stat RX USA, LLC	Delaware

DS Holdings, Inc.	Delaware

DSRx, Inc.	California

Dispensing Solutions Acquisition Corporation	California

Dispensing Solutions, Inc.	Delaware

POC Management Group, LLC	California

Theratech, Inc.	Tennessee

BottomLine Medical Solutions, LLC	Delaware

Scrip Pak, LLC	Florida

Keltman Pharmaceuticals, Inc.	Mississippi

Federal Medical Supplies, Inc.	Georgia

World Medical Government Solutions, LLC	Delaware

Blue Medical Supply, Inc.	Delaware

Infolab, LLC	Delaware

Rebel Distributors Corp.	California